Insider Trading Policy
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to purchases, sales, gifts, and any other transfers or transactions (collectively, "Transactions") in the securities of Webster Financial Corporation (the “Company” or "Webster") and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business or about whom the Company obtains Material Nonpublic Information (as defined below). The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of Material Nonpublic Information about a company from (1) engaging in Transactions in the securities of that company; and (2) providing Material Nonpublic Information to other persons who may trade based on that information. This Policy is also intended to prevent both actual and perceived improper "insider" conduct on the part of anyone employed by or associated with the Company, and to protect the Company's reputation.
Authority and Governance
This Policy is reviewed and revised no less than annually by General Counsel, the Enterprise Risk Management Committee (“ERMC”), and the Risk Committee of the Board ("RC") prior to submission for annual approval by the Board of Directors.
Applicability
This Policy applies to all directors, officers and other employees of the Company and its subsidiaries (collectively, "Colleagues"). The Company may also determine, from time to time, that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information.
This Policy also applies to Family Members and Controlled Entities (each as defined below).
In addition, the Company itself must comply with applicable securities laws with respect to its own securities trading activities and will not effect Transactions when the Company is in possession of Material Nonpublic Information relevant to such Transactions.
Policy Exceptions
There are no exceptions to this Policy (except as specifically noted herein).
Key Requirements
Transactions Subject to This Policy
This Policy applies to Transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, preferred stock, options to purchase common stock or preferred stock, or any other type of securities that the Company may issue, including (but not limited to) convertible debentures and warrants, as well as derivative securities regardless of whether such securities are issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. This Policy also applies to Transactions in the securities of a third-party public company while in possession of Material Nonpublic Information.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in Transactions in Company Securities or in Transactions

of a third-party public company while in possession of Material Nonpublic Information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they comply with this Policy, and that any Family Member or Controlled Entity whose Transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the General Counsel, or any other member of the Legal Department does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.
Statement of Policy / Prohibited Activities
It is the Company’s Policy that no Colleague or any other person designated by this Policy or by the General Counsel as subject to this Policy (who is aware of Material Nonpublic Information relating to the Company) may, directly, or indirectly through Family Members or other persons or Controlled Entities:
1.Engage in Transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans and Other Exempted Transactions” and “Rule 10b5-1 Plans;”
2.Recommend that others engage in Transactions in any Company Securities;
3.Disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or outside the Company to other persons, including, but not limited to, family, friends, business associates, investors, or consultants, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the Policy of the Company that no Colleague of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company or any of its subsidiaries, learns of Material Nonpublic Information about a company may engage in Transactions in that company’s securities until the information becomes public or is no longer material.
Similarly, no Colleague of the Company (or any other person designated as subject to this Policy) who learns of Material Nonpublic Information about a third-party public company may share that information either internally (to those who do not have a business need to know) or externally. Such sharing would represent a breach of his, her or their fiduciary duty, and may subject the "tipper" to liability for the actions of the recipient who trades on the information.
Other Special and Prohibited Transactions in Company Securities
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of Transactions, even if they are not in possession of Material Nonpublic Information. It therefore is the Company’s policy that persons subject to this Policy may not engage in the following:
Hedging Transactions. Colleagues of Webster are prohibited from hedging their ownership of Company Securities, including through the use of options, puts, calls, short sales, futures contracts, equity swaps, collars or other derivative instruments relating to Company Securities, regardless of whether such Colleagues have Material Nonpublic Information about Webster.
Margin Accounts and Pledged Securities. Colleagues are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders. The Company discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to three business days and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures”.
Transactions Under Company Plans and Other Exempted Transactions
This Policy does not apply in the case of the following Transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards - Performance Based Stock and Stock Units. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, performance-based stock, or stock units. The Policy does apply, however, to any market sale of restricted stock, performance-based stock, or stock units.
401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including:
1.an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund;
2.an election to make an intra-plan transfer to an existing account balance into or out of the Company Securities fund;
3.an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and
4.an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Transfers by Will or Descent Transactions. This policy does not apply to transfers by will or the laws of descent and distribution or transfers pursuant to a domestic-relations order.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
Pre-Clearance Procedures. Persons designated by the Board of Directors as Section 16 Reporting Persons, as well as Family Members and Controlled Entities of such Section 16 Reporting Persons, may not engage in any Transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel or, if unavailable, another member of the Company’s Legal Department. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed Transaction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance unless an exception is granted. Section 16 Reporting Persons are required to notify the General Counsel promptly upon the completion of any pre-cleared Transaction so that a Form 4 may be timely prepared and filed with the Securities Exchange Commission by the Company on behalf of such Section 16 Reporting Person. Transactions not executed within the time limit would be subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the Transaction is denied, then he, she or they should refrain from initiating any transaction in Company Securities and should not inform any other person of this restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he, she or they may be aware of any Material Nonpublic Information about the Company and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he, she or they has effected any non-exempt “opposite-way” Transactions (as defined below) within the past six months.
Pursuant to Section 16 of the Securities and Exchange Act of 1934 (the "Exchange Act"), Section 16 Reporting Persons are required to return any profits to the Company for any "opposite-way" Transactions.
Additional Procedures
The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below:
Quarterly Blackout Periods. Persons designated by the General Counsel as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any Transactions involving the Company’s Securities (other than as specified by this Policy), during a “Restricted Period” beginning on the 15th day of the last month of each fiscal quarter (March, June, September and December) and ending on the second trading day following the public release of the Company’s earnings results for that quarter.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company or involves Material Nonpublic Information about third-party public company and is known by only a few Colleagues. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not engage in Transactions in Company Securities or Transaction in any affected third-party public company's securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from engaging in Transactions in Company Securities even sooner than the quarterly Restricted Period. In that situation, the General Counsel, without disclosing the reason for the restriction, may notify these persons that they should not trade in the Company’s Securities or in any third-party public company's securities. The existence of an Event-Specific Restricted Period or the extension of a quarterly Restricted Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not engage in Transactions in Company Securities or in any affected third-party public company's securities due to an Event-Specific Restricted Period, you should not trade while aware of Material Nonpublic Information.
Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those Transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to Transactions conducted pursuant to approved Rule 10b5-1 plans, described below
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for Transactions in Company Securities that meets certain conditions specified in the Rule (“Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Transactions in Company Securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information and when the Company is not in a Restricted Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of Transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). At the time of adoption or modification of a Rule 10b5-1 plan, Directors and officers must include a representation certifying that: (1) they are not aware of any Material Nonpublic Information; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b5-1.
Any Rule 10b5-1 Plan, or revision/amendment thereto, must be submitted for approval by the General Counsel at least five days prior to the entry. Further, any modification or change to the amount, price or timing of the purchase or sale of securities underlying at Rule 10b5-1 Plan will be considered a termination of the original plan and the adoption of a new plan that will trigger a new cooling off period (as described above).
No further pre-approval of Transactions conducted pursuant to the Rule 10b5-1 Plan will be required. However, Section 16 Reporting Persons are required to notify the General Counsel promptly upon the completion of any pre-cleared Transaction so that a Form 4 may be timely prepared and filed with the Securities Exchange Commission by the Company on behalf of the Section 16 Reporting Person.
The Company will also disclose in its quarterly and annual reports the material terms of any Rule 10b5-1 Plans adopted or terminated (which includes modifications) by directors and officers, as required by the rules of the Securities and Exchange Commission (the "SEC"), including the identify of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the Rule 10b5- 1 Plan.
Post-Termination Transactions
This Policy continues to apply to Transactions in Company Securities even after termination of service to the Company. If the individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not engage in Transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to Transactions in Company Securities upon the expiration of any Restricted Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Liability and Consequences
The purchase and sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then engage in the transactions in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the Colleague's failure to comply results in a violation of law.
Training
In connection with training on the Company's Code of Business Conduct and Ethics, the Company has prepared materials that review requirements for internal policies, procedures and processes. The Company requires this training annually for Colleagues and incorporates regulatory requirements and internal controls. The Legal Department reviews training content and Assignments annually.
Roles and Responsibilities
Board of Directors
The Board of Directors ("Board") is responsible for approval of this Policy no less than annually and providing oversight of its effective implementation.
Risk Committee ("RC")
The RC is responsible for recommending approval of this Policy annually and any interim material changes to the Board of Directors and for overseeing the effective implementation of this Policy.
Enterprise Risk Management Committee ("ERMC")
The ERMC is responsible for recommending approval of this Policy annually to the RC and any interim material changes to the Board and for overseeing the effective implementation of this Policy.
General Counsel/Policy Owner
The General Counsel is the Policy Owner and is responsible for (i) developing, maintaining, communicating and implementing this Policy in accordance with Webster’s Policy Governance Policy; (ii) notifying any persons designated by the General Counsel of the commencement or termination of any Quarterly Blackout Periods or Event Specific Blackout Periods, and any applicable restrictions on conducting any Transactions during such Restricted Periods; and (iii) reporting any known violations of this Policy to the RC.

Internal Audit
Internal Audit is responsible for independently testing Policy compliance.
Record Retention
The Company shall retain evidence of compliance with this Policy in accordance with Webster's Record Retention Schedule. The Policy Owner is responsible for establishing procedures to comply with specific regulatory record retention requirements, if applicable.
References
None
Key Definitions
Controlled Entities
Business entities, including, but not limited to, corporations, limited liability companies, partnerships and trusts, influenced or controlled by a person covered by this Policy.
Family Members
Anyone who resides in your household as well as those family members who do not live in your household but whose Transactions you direct, influence, or control (e.g., parents or children who consult with you before engaging in any Transaction in Company Securities).
Material Nonpublic Information
Information that is both Material Information and Nonpublic Information
Material Information
Information generally is considered “material” if a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Some examples of Material Information could include, but are not limited to, the following:
•a significant merger or acquisition involving Webster;
•projections of Webster’s future earnings or losses, or other earnings guidance;
•changes in capital that impact the Company's ability to satisfy regulatory capital and liquidity guidelines or remain well-capitalized;
•changes to previously announced earnings guidance;
•the establishment of a program to repurchase securities of Webster;
•significant exposure due to actual or threatened litigation;
•significant governmental regulatory activities;
•a significant cybersecurity incident;
•a change in dividend policy; and
•similar information about a third-party public company that persons covered under this policy may become aware of through their employment with the Company.
Both positive and negative information may be material.

Because materiality determinations are often challenged with the benefit of hindsight, when doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, please consult with Webster’s General Counsel.
Nonpublic Information
Information is nonpublic until it has been disclosed broadly to the marketplace, such as by press release or a filing with the SEC or reference in a publication of general circulation, and the investing public has had time to absorb the information fully. As a general rule, information should not be considered fully “absorbed” by the marketplace until two trading days have elapsed since the information was released. (e.g., If the Company were to make an announcement on a Monday morning before the market opens, you should not trade in the Company Securities until Wednesday.)
"Opposite-way" transactions
"Opposite-way" Transactions means any purchases of Company Securities if the requestor is seeking pre- clearance to sell Company Securities, or any sales of Company Securities if the requestor is seeking pre- clearance to purchase Company Securities, within six months of the requested Transaction.
Section 16 Reporting Persons
Section 16 Reporting Persons include all directors of the Company, all Executives Officers of the Company as named in the Company's annual Proxy Statement, and the Company's Chief Accounting Officer.